Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Reports Third Quarter 2012 Earnings of $0.45 per Diluted Share

ZUG, Switzerland, October 17, 2012 – Noble Corporation (NYSE: NE) today reported third quarter 2012 earnings of $115 million, or $0.45 per diluted share, compared to $160 million, or $0.63 per diluted share, for the second quarter of 2012. For the third quarter 2011, the Company reported earnings of $135 million, or $0.53 per diluted share. Contract drilling services revenues for the third quarter of 2012 were $833 million compared to $848 million for the second quarter of 2012. For the third quarter of 2011, contract drilling services revenues totaled $705 million.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation, stated, “The decline in third quarter financial results was due primarily to lower than expected utilization on two of our new drillships, Noble Bully I and Noble Bully II, as we worked to solve a number of operational issues, as well as delays in returning rigs to work in Brazil which were caused by a number of labor actions within the shipyard and regulatory support infrastructure that caused two rigs to be delayed following completion of ongoing projects. Further, we experienced other out of service time involving several rigs and in response to these events and the effects of Hurricane Isaac, operating costs in the quarter moved ahead of our expectations, further pressuring margins. With few exceptions, these matters have now been resolved and we expect improved operational performance in the final quarter of 2012.

“At the same time, we experienced improved utilization in our jackup rig fleet and were able to secure a number of additional contracts at significantly higher dayrates. We also expanded our global operating footprint with the mobilization to Australia of the semisubmersible Noble Clyde Boudreaux. This rig recently commenced its contract at a dayrate of $417,000. During the quarter we also reached a number of key milestones in our newbuild construction program as we prepare to deliver three ultra-deepwater drillships and three high specification jackups (JU3000N design) in 2013, continuing our efforts to transform the Noble fleet to a premium, versatile and more technically advanced fleet.”

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Net cash from operating activities totaled $396 million in the third quarter of 2012, compared to $435 million in the second quarter, reflecting the impact on revenues and operating costs of several operational events in the Company’s fleet. Average dayrates across the fleet declined 7 percent in the third quarter to $168,600 from $181,700 in the second quarter, due primarily to lower average daily revenues for floating rigs, which saw declines for both the Noble Homer Ferrington, which commenced a new contract in the Eastern Mediterranean at a reduced dayrate, and the Noble Roger Eason, which began receiving a special shipyard dayrate while undergoing a life enhancement program.

Total debt was $4.6 billion at September 30, 2012 compared to $4.4 billion at June 30, 2012 and $4.1 billion at December 31, 2011. Debt as a percentage of total capitalization increased slightly from the second quarter to approximately 35.6 percent. Capital expenditures in the first nine months of 2012 totaled $1.2 billion, including $441 million (excluding capitalized interest) related to Noble’s fleet transformation program. The Company expects capital expenditures for 2012 to total approximately $1.8 billion, including $580 million for newbuild construction programs.

Operations Highlights

At the end of the third quarter of 2012, 83 percent of the Company’s available rig operating days were committed for the remainder of 2012, including 87 percent of the floating rig fleet and 87 percent of the jackup fleet. For 2013, 69 percent of operating days are committed, including 80 percent of the floating rig days and 67 percent of jackup days. Total backlog at September 30, 2012 was approximately $14.8 billion.

In the U.S. Gulf of Mexico, the ultra-deepwater drillship Noble Globetrotter I completed final testing and commissioning procedures in late-September 2012, a process that hampered the rig’s contribution in the third quarter. Also, repairs and upgrades to the deepwater semisubmersible Noble Max Smith were significantly completed by the end of the third quarter. However, the rig’s departure for Brazil, where it is expected to commence a three-year contract by early-February 2013, is expected to be delayed until late-October.

The Company’s 12-rig jackup fleet operating in Mexico experienced improved utilization in the third quarter to 99 percent, up from 69 percent in the second quarter, following multi-year contract awards for the Noble Earl Frederickson, Noble Tom Jobe and Noble Sam Noble. The Company expects near full contract utilization of the fleet for the immediate future with promising contract opportunities for three jackups with expected availability by late 2012.

In the North Sea, where the Company operates eight jackup rigs and one semisubmersible, utilization in the third quarter was 98 percent compared to 100 percent in the second quarter, with the slight decrease the result of a planned 21-day maintenance program on the Noble Byron Welliver. Recent contract awards at industry-leading dayrates were received for the Noble Hans Deul, Noble Al White, Noble Piet van Ede, Noble Ronald Hoope and a letter-of-intent was received for the Noble Lynda Bossler, resulting in contractual commitments on five of the Company’s eight jackups into 2014.

The Company’s 18-rig jackup fleet operating in the Middle East and India recorded utilization of 72 percent in the third quarter compared to 76 percent in the second quarter, with the decline due primarily to the Noble Dick Favor, which completed a contract during the quarter and is currently idle, and the Noble Kenneth Delaney, which is awaiting the conclusion of the monsoon season in Southern Asia before moving back to a drilling location offshore India. The rig is expected to recommence its contract in mid-November 2012. Utilization in the region is expected to improve following the recent commencement of a one-year contract award for the Noble Gus Androes at a dayrate of $125,000 and a three-year contract on the Noble Charles Copeland at $95,000. Also, the Company was recently awarded new contracts for the Noble David Tinsley and Noble Alan Hay for continued work in the Middle East. Both contract awards cover durations of three years.

In closing, Williams noted, “Industry fundamentals remain solid across the offshore spectrum, as evidenced by the continued success with securing contracts for both floating and jackup rigs. The standard jackup sector has experienced substantial improvement over 2012, with recent contract signings on 15 rigs in the Noble fleet representing an average dayrate improvement of approximately 40 percent from the previous contract dayrate. In the ultra-deepwater sector, a record year for announced discoveries, along with expanding geographic reach by our customers, greater offshore access and a building field development project backlog, are leading to expected higher customer demand, longer contract durations and the prospects for higher dayrates. Our newbuild delivery schedule is well timed to address increasing customer needs for ultra-deepwater drillships and high-specification jackups, both of which address the increasing complexity of many wells to be drilled in the future, while offering improved operating efficiencies.

“The anticipated scope of our fleet transformation is beginning to take shape, as new assets are added to the active fleet, improving the overall mix of the asset base, while serving as the most significant catalyst for improving earnings and cash flow over the coming years.”

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including five ultra-deepwater rigs and six jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India and the Asian Pacific. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Conference Call

Noble has scheduled a conference call and webcast related to its third quarter 2012 results on Thursday, October 18, 2012, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 20608573, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, October 18, 2012, beginning at 11:00 a.m. U.S. Central Daylight Time, through Thursday, November 1, 2012, ending at 5:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 20608573. The replay will also be available on the Company’s Web site following the end of the live call. The conference call may include non-GAAP financial measures. Noble will post a reconciliation of any such measures to the most directly comparable GAAP measures in the “Investor Relations” section of the Company’s Web site under the heading “Regulation G Reconciliations.”

Statements regarding financial performance, contract backlog, earnings, costs, capital expenditures, revenue, rig demand, fleet composition, condition or performance, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships or demand, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Operating revenues
Contract drilling services	$833,212	$704,892	$2,427,759	$1,837,047
Reimbursables	28,137	17,438	94,090	63,851
Labor contract drilling services	22,667	15,564	58,538	43,123
Other	16	8	258	766

	884,032	737,902	2,580,645	1,944,787

Operating costs and expenses
Contract drilling services	449,125	358,547	1,292,638	1,001,638
Reimbursables	21,047	13,971	76,618	49,797
Labor contract drilling services	12,991	8,053	34,070	25,326
Depreciation and amortization	195,087	166,213	549,779	487,454
Selling, general and administrative	26,858	27,536	75,388	72,883
Loss on impairment	—	—	18,345	—
Gain on contract settlements/extinguishments, net	—	—	(33,255)	(21,202)

	705,108	574,320	2,013,583	1,615,896

Operating income	178,924	163,582	567,062	328,891
Other income (expense)
Interest expense, net of amount capitalized	(25,635)	(11,530)	(56,783)	(45,400)
Interest income and other, net	1,553	1,117	4,526	3,175

Income before income taxes	154,842	153,169	514,805	286,666
Income tax provision	(25,162)	(17,614)	(93,107)	(42,481)

Net income	129,680	135,555	421,698	244,185
Net income attributable to noncontrolling interests	(14,906)	(238)	(26,931)	(290)

Net income attributable to Noble Corporation	$114,774	$135,317	$394,767	$243,895

Net income per share
Basic	$0.45	$0.53	$1.55	$0.96
Diluted	$0.45	$0.53	$1.55	$0.96

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$218,467	$239,196
Accounts receivable	791,408	587,163
Prepaid expenses and other current assets	294,617	233,253

Total current assets	1,304,492	1,059,612

Property and equipment	16,637,626	15,540,178
Accumulated depreciation	(3,825,482)	(3,409,833)

Property and equipment, net	12,812,144	12,130,345

Other assets	343,770	305,202

Total assets	$14,460,406	$13,495,159

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$298,363	$436,006
Accrued payroll and related costs	145,595	117,907
Dividend payable	99,582	—
Other current liabilities	298,669	273,267

Total current liabilities	842,209	827,180

Long-term debt	4,639,429	4,071,964
Deferred income taxes	235,851	242,791
Other liabilities	353,595	255,372

Total liabilities	6,071,084	5,397,307

Commitments and contingencies
Equity
Total shareholders’ equity	7,631,060	7,406,521
Noncontrolling interests	758,262	691,331

Total equity	8,389,322	8,097,852

Total liabilities and equity	$14,460,406	$13,495,159

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities
Net income	$421,698	$244,185
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	549,779	487,454
(Gain) on contract extinguishments/ loss asset impairment, net	18,345	(21,202)
Other changes in operating activities	(58,318)	(251,407)

Net cash from operating activities	931,504	459,030

Cash flows from investing activities
New construction	(440,520)	(1,280,577)
Other capital expenditures	(582,644)	(464,861)
Drilling equipment replacement and upgrades	(115,755)	(138,914)
Capitalized interest	(108,220)	(88,220)
Other investing activities	(195,044)	(30,140)

Net cash from investing activities	(1,442,183)	(2,002,712)

Cash flows from financing activities
Borrowings on bank credit facilities, net	(630,000)	675,000
Proceeds from issuance of senior notes, net of debt issuance costs	1,186,636	1,087,833
Contributions from joint venture partners	40,000	481,000
Payments of joint venture debt	—	(693,494)
Settlement of interest rate swaps	—	(29,032)
Par value reduction payments/dividends paid	(105,092)	(114,453)
Other financing activities	(1,594)	(4,028)

Net cash from financing activities	489,950	1,402,826

Net change in cash and cash equivalents	(20,729)	(140,856)
Cash and cash equivalents, beginning of period	239,196	337,871

Cash and cash equivalents, end of period	$218,467	$197,015

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended September 30,						Three Months Ended June 30,
	2012			2011			2012
	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total	Contract Drilling Services	Other	Total
Operating revenues
Contract drilling services	$833,212	$—	$833,212	$704,892	$—	$704,892	$848,237	$—	$848,237
Reimbursables	27,087	1,050	28,137	14,646	2,792	17,438	30,124	688	30,812
Labor contract drilling services	—	22,667	22,667	—	15,564	15,564	—	19,863	19,863
Other	16	—	16	8	—	8	11	—	11

	$860,315	$23,717	$884,032	$719,546	$18,356	$737,902	$878,372	$20,551	$898,923

Operating costs and expenses
Contract drilling services	$449,125	$—	$449,125	$358,547	$—	$358,547	$423,502	$—	$423,502
Reimbursables	20,039	1,008	21,047	11,362	2,609	13,971	24,307	663	24,970
Labor contract drilling services	—	12,991	12,991	—	8,053	8,053	—	11,847	11,847
Depreciation and amortization	191,638	3,449	195,087	162,837	3,376	166,213	180,112	3,503	183,615
Selling, general and administrative	26,228	630	26,858	27,212	324	27,536	24,835	569	25,404
Loss on impairment	—	—	—	—	—	—	12,710	5,635	18,345
Gain on contract settlements/extinguishments, net	—	—	—	—	—	—	(33,255)	—	(33,255)

	$687,030	$18,078	$705,108	$559,958	$14,362	$574,320	$632,211	$22,217	$654,428

Operating income	$173,285	$5,639	$178,924	$159,588	$3,994	$163,582	$246,161	$(1,666)	$244,495

Operating statistics
Jackups:
Average Rig Utilization	83%			82%			79%
Operating Days	3,285			3,229			3,073
Average Dayrate	$97,857			$89,352			$97,612
Semisubmersibles:
Average Rig Utilization	83%			84%			88%
Operating Days	1,067			1,086			1,127
Average Dayrate	$331,900			$315,034			$349,163
Drillships:
Average Rig Utilization	73%			60%			65%
Operating Days	590			329			469
Average Dayrate	$267,166			$225,669			$329,761
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	78%			76%			76%
Operating Days	4,942			4,644			4,669
Average Dayrate	$168,608			$151,782			$181,663

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Allocation of net income
Basic
Net income attributable to Noble Corporation	$114,774	$135,317	$394,767	$243,895
Earnings allocated to unvested share-based payment awards	(1,192)	(1,415)	(4,008)	(2,487)

Net income to common shareholders - basic	$113,582	$133,902	$390,759	$241,408

Diluted
Net income attributable to Noble Corporation	$114,774	$135,317	$394,767	$243,895
Earnings allocated to unvested share-based payment awards	(1,190)	(1,412)	(4,002)	(2,481)

Net income to common shareholders - diluted	$113,584	$133,905	$390,765	$241,414

Weighted average number of shares outstanding - basic	252,657	251,580	252,339	251,327
Incremental shares issuable from assumed exercise of stock options	317	449	358	640

Weighted average number of shares outstanding - diluted	252,974	252,029	252,697	251,967

Weighted average unvested share-based payment awards	2,651	2,658	2,588	2,589

Earnings per share
Basic	$0.45	$0.53	$1.55	$0.96
Diluted	$0.45	$0.53	$1.55	$0.96